UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 6, 2013
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On November 6, 2013, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Amyris, Inc. (the “Company”) adopted the Amyris, Inc. Executive Severance Plan (the “Plan”).  The Committee adopted the Plan to provide a consistent and updated severance framework for Company executives that aligns with peer practices.

Selected executives of the Company are eligible to participate in the Plan, including all of the Company’s continuing “named executive officers” named in the Company’s 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013 (the “Proxy Statement”).  The benefits under the Plan would supersede and replace the existing executive severance arrangements that are described in the Proxy Statement.  Subject to execution of a participation agreement, the participants are eligible for the following benefits under the Plan.

Upon involuntary termination by the Company of a participant’s employment other than for “cause” or termination by the participant of such participant’s employment for “good reason” (each as defined below) (an “Involuntary Termination”), the participant becomes eligible for the following severance benefits from the Company:

•	12 months of base salary continuation (18 months for the CEO)
•	12 months of health benefits continuation (18 months for the CEO)

Upon an Involuntary Termination of a participant at any time within the period beginning three months before and ending 12 months after a change in control of the Company, the participant becomes eligible for the following severance benefits from the Company:

•	18 months of base salary continuation (24 months for the CEO)
•	18 months of health benefits continuation (including for the CEO)
•	Automatic acceleration of vesting of all outstanding equity awards then held by the participant

In each case, the benefits are contingent upon the participant complying with various requirements, including non-solicitation and confidentiality obligations to the Company, and on execution by the participant of a standard company release of claims within 60 days of the participant’s separation from service.  The benefits are subject to forfeiture if, among other things, the participant commences employment with another employer or breaches any of his or her obligations under the Plan and related agreements.  The benefits are subject to adjustment and deferral based on applicable tax rules relating change-in-control payments and deferred compensation.

Under the Plan, “cause” generally encompasses the participant’s:  (i) gross negligence or intentional misconduct; (ii) failure or inability to satisfactorily perform any assigned duties; (iii) commission of any act of fraud or misappropriation of property or material dishonesty; (iv) conviction of a felony or a crime involving moral turpitude; (v) unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its affiliates that use causes material harm to the Company; (vi) material breach of contractual obligations or policies; (v) failure to cooperate in good faith with investigations; or (vi) failure to comply with confidentiality or intellectual property agreements.  Prior to any determination that “cause” under this Plan, the Company is generally required to provide notice to the participant and a 30-day cure period.

“Good reason” generally means:  (i) a material reduction of the participant’s role at the Company; (ii) certain reductions of base salary; (iii) a workplace relocation of more than 50 miles; or (iv) a failure of the Company to obtain the assumption of the Plan by a successor.  In order for a participant to assert good reason for his or her resignation, he or she must provide the Company with 90 days written notice and allow the Company 30 days to cure the condition.  Additionally, if Company fails to cure the condition within the cure period, the participant must terminate employment with the Company within 30 days of the end of the cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 13, 2013	By:	/s/ Nicholas S. Khadder
Nicholas S. Khadder
VP and Interim General Counsel